Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of September 16, 2022 (the “Amendment Effective Date”), among HLEND HOLDINGS B, L.P. (together with its successors and assigns, the “Borrower”), each lender party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A. (together with its successors and assigns, the “Administrative Agent”) and HPS CORPORATE LENDING FUND (together with its successors and assigns, the “Servicer”).

WHEREAS, the Borrower, HLEND Holdings B GP, LLC, the Lenders, the Administrative Agent, the Servicer, U.S. Bank Trust Company, National Association, as the collateral administrator, and U.S. Bank National Association, as the collateral custodian, are party to the Credit Agreement, dated as of July 19, 2022 (as amended, restated, supplemented or otherwise modified prior to the date hereof and from time to time, the “Credit Agreement”), providing, among other things, for the creation of a revolving credit facility by the Lenders for the Borrower;

WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Servicer desire to amend and otherwise modify the Credit Agreement, in accordance with Section 11.01 of the Credit Agreement and subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

ARTICLE II

Amendments to the Credit Agreement

SECTION 2.1. As of the Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment Effective Date, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date (other than any representation and warranty that is made as of a specific date). The Servicer hereby represents and warrants to the Administrative Agent and the Lender that, as of the Amendment Effective Date, no Servicer Default has occurred and is continuing.

SECTION 3.2. The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of the Borrower’s Organization Documents; (b) result in any material breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any material payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any applicable Law.

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment shall become effective as of the Amendment Effective Date upon:

(a) the execution and delivery of this Amendment by the Lenders, the Administrative Agent, the Servicer and the Borrower;

(b) the Administrative Agent’s receipt of a good standing certificate for the Borrower issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(c) the Administrative Agent shall have received the executed legal opinion of Dechert LLP, counsel to the Borrower, with respect to due authorization and enforceability, in form and substance acceptable to the Administrative Agent in its reasonable discretion; and

(d) payment of all fees and other amounts due and payable on or prior to the date hereof pursuant to the Loan Documents.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification; No Novation. Except as expressly amended hereby, the Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Credit Agreement for all purposes. It is the intent of the parties hereto, and the parties hereto agree, that this Amendment shall not constitute a novation of the Credit Agreement, any other Loan Document or any of the rights, obligations or liabilities thereunder.

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SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Effective Date.

HLEND HOLDINGS B, L.P., as Borrower

By: HLEND HOLDINGS B GP, LLC, its General Partner

By: HPS Corporate Lending Fund, its Manager

By:	/s/ Paul Knollmeyer
Name: Paul Knollmeyer
Title: Authorized Signatory

Amendment No. 1 to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Bryson Brannon
Name: Bryson Brannon
Title: Director

Amendment No. 1 to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Bryson Brannon
Name: Bryson Brannon
Title: Director

Amendment No. 1 to Credit Agreement

HPS CORPORATE LENDING FUND, as Servicer

By:	/s/ Paul Knollmeyer
Name: Paul Knollmeyer
Title: Authorized Signatory

Amendment No. 1 to Credit Agreement

Appendix A

EXECUTION VERSION

CONFORMED THROUGH AMENDMENT NO. 1 DATED SEPTEMBER 16, 2022

CREDIT AGREEMENT

among

HLEND HOLDINGS B, L.P.,

as Borrower,

HLEND HOLDINGS B GP, LLC,

as Borrower GP,

THE LENDER PARTIES HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent,

HPS CORPORATE LENDING FUND,

as Servicer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Administrator

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Custodian

and

BOFA SECURITIES, INC.,

as Sole Lead Arranger and Sole Book Manager

Dated as of July 19, 2022

since the immediately prior Payment Date (or since the Closing Date in the case of the first Payment Date).

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Exchange Rate” means with respect to any Collateral Asset denominated and payable in an Alternative Currency on any day, (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Servicer through customary banking channels, including the Collateral Administrator’s own banking facilities or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.12. If the commitment of each Lender to make Loans has been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments by any Lender. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, with respect to any Interest Period and determined in connection with the calculation of the Borrowing Base as of the most recent calendar month-end preceding the beginning of such Interest Period, a percentage equal to the greater of (x)(i) the sum of (a) the Adjusted Balance of all Eligible Collateral Assets that are Broadly Syndicated Loans multiplied by ~~1.75~~1.90% plus (b) the Adjusted Balance of all Eligible Collateral Assets other than Broadly Syndicated Loans multiplied by ~~2.30~~2.45% divided by (ii) the Aggregate Adjusted Balance and (y)  ~~2.15~~2.30%.

“Approval Notice” means, with respect to any Collateral Asset, a copy of a notice executed by the Administrative Agent substantially in the form of Exhibit J, evidencing, among other things, the approval of the Administrative Agent, in its sole discretion, of such Collateral Asset.

“Approved Dealer” means each of the following entities or their Affiliates (or any successor thereto): Banco Santander, Bank of America, Barclays, BNP Paribas, Credit Suisse Securities (USA), LLC, Deutsche Bank, Goldman Sachs, HSBC, JP Morgan, Lloyds, Morgan Stanley, Nomura, Société Générale, The Royal Bank of Scotland, Wells Fargo or any other independent, internationally recognized third-party dealer agreed to in writing by the Administrative Agent.

delivered into the Collection Account, (ii) the transfer of such Collateral Asset has not been or cannot be completed and (iii) the applicable Loan Party has settled such sale as a participation or similar arrangement (including settlement as a participation pending transfer), (e) with respect to agented Collateral Assets, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such obligor under the related Collateral Asset and (f) Liens in favor of the Administrative Agent pursuant to an Account Control Agreement or other Liens in favor of a bank or a securities intermediary holding any account which arise as a matter of Law or contract on items in the course of collection or encumbering deposits or other similar Liens (including the right of set-off) with respect to such account and (g) with respect to the collateral underlying any Collateral Asset and received by the Borrower in connection with the restructuring or exercise of remedies in respect of such Collateral Asset, Liens permitted under the Underlying Instruments related to such Collateral Asset. Notwithstanding the preceding sentence, no Lien for any Indebtedness other than the Obligations or a Lien described under clause (g) of the preceding sentence will be a Permitted Lien.

“Permitted Obligor Indebtedness” means Indebtedness that (i) is secured by all or a portion of the assets of the related obligor and (ii) has a ratio of the maximum aggregate principal amount outstanding or available to be drawn under the applicable underlying instruments to EBITDA of such obligor (based on the most recently available quarterly financial statements of such obligor received by the Loan Parties) not greater than 1.0x or, with respect to any Collateral Asset, such greater amount as the Administrative Agent may permit with respect to such Collateral Asset in its sole discretion.

“Permitted Rebalancing Sale” has the meaning specified in Section 8.10(e).

“Permitted Subsidiary” means each HPS Partnership and any wholly-owned subsidiary of the Borrower formed for the purpose of holding Collateral Assets and pledging them to the Administrative Agent as security for the Obligations and included as a “Permitted Subsidiary” herein with the consent of the Administrative Agent in its sole discretion.

“Permitted Subsidiary Accounts” means a collective reference to the Securities Accounts created and maintained on the books and records of the Securities Intermediary identified as principal collection accounts, interest collection accounts or unfunded exposure accounts, as applicable, in the name of the applicable Permitted Subsidiary and subject to the Lien of the Administrative Agent for the benefit of the Secured Parties (including any Unfunded Exposure Account in the name of a Permitted Subsidiary).

“Permitted Subsidiary Security Agreement” means a security agreement, pledge agreement or other similar agreement entered into by a Permitted Subsidiary as pledgor and the Administrative Agent as secured party.

“Permitted Transfer” has the meaning specified in Section 7.05.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.

Loan is made in respect of Eligible Collateral Assets acquired by the Loan Parties on or prior to such date);

(iii) of amounts required to effect a Securitization Take-Out in accordance with the terms hereof, or deemed distributions of amounts in connection with a Permitted Rebalancing Sale as described in the proviso to Section 8.10(e)(ii); or

(iv) of any Equity Security received as a distribution on a Collateral Asset in connection with a work-out of such Collateral Asset or the bankruptcy, insolvency or restructuring of the related obligor thereon that is ineligible to be held by the Borrower hereunder or any other amounts, provided solely in the case of this clause (iv) that (x) no Default or Event of Default exists or would occur after giving effect to such Restricted Payment and (y)(1) any amounts that will remain on deposit in the Collection Account, together with (2) without duplication of amounts in clause (1), the excess, if any, of the Borrowing Base over the Total Outstandings (after giving effect to such Restricted Payment), will be sufficient to make all required payments pursuant to Sections 2.13(a) and (b) (other than clauses (a)(xii), (b)(v) and (b)(vi) thereof) on the next succeeding Payment Date, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no Borrowing Base Deficiency has occurred or would result therefrom on a pro forma basis, (iii) no Alternate Currency Par Balance Shortfall has occurred or would result therefrom on a pro forma basis, (iv) in the case of Restricted Payments from the Interest Collection Account or the Principal Collection Account, the Distribution Proceeds Test is satisfied and will be satisfied after giving effect to such distribution on a pro forma basis and (v) the Borrower Parent, on behalf of the Borrower, delivers a Restricted Payments Certificate immediately prior to such distribution; provided that Restricted Payments from the Principal Collection Account shall occur only during the Availability Period; and

(b) Tax Distributions at any time (including following the occurrence and during the continuation of an Event of Default), so long as no Specified Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom; provided that in connection with any Tax Distribution, the Borrower has provided the Administrative Agent with evidence reasonably satisfactory to it of such obligation (it being understood that a certification of such obligation with supporting calculations shall be deemed satisfactory to the Administrative Agent), the basis therefor under the definition of Tax Distribution and the amount thereof at least five Business Days prior to the date of the Restricted Payment.

Section 7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms comparable to those that would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than (i) the contribution of Collateral Assets and other property from the Borrower Parent to the Borrower pursuant to the Sale Agreement or Assignment Agreement, (ii) any distribution of Collateral Assets and other property from the Borrower to the Borrower Parent permitted

Lenders, as applicable; provided that during the continuance of an Event of Default or a Servicer Default, the Borrower shall be required to bear the expense of all such inspections and audits.

Section 8.10 Optional Sales. (a) The Borrower shall have the right to sell (or to cause a Permitted Subsidiary to sell) all or a portion of the Collateral Assets (each, an “Optional Sale”), subject to the following terms and conditions (provided that none of the following terms and conditions shall be applicable to the release of Collateral Assets in connection with a Securitization Take-Out):

(i) immediately after giving effect to such Optional Sale:

(A) except for an Optional Sale in accordance with the written report approved by the Administrative Agent pursuant to Section 2.03(b)(i), no Borrowing Base Deficiency exists (other than a Borrowing Base Deficiency that would be cured after giving effect to such Optional Sale) or would occur as a result of such Optional Sale;

(B) no Default (other than any Borrowing Base Deficiency with respect to which the Administrative Agent shall have granted its consent to such Optional Sale pursuant to clause (A) above), Event of Default, Unmatured Servicer Default or Servicer Default shall have occurred and be continuing;

(C) during the immediately preceding twelve (12) month period, the Borrower will not have sold Collateral Assets in Optional Sales with an Aggregate Adjusted Balance in excess of 20% of the Aggregate Adjusted Balance as of the first day of such period; and

(D) the Borrower will not have sold Collateral Assets to any Affiliate of the Borrower (other than Warranty Collateral Assets) in Optional Sales with an Aggregate Adjusted Balance in excess of 20% of the highest Aggregate Adjusted Balance of the Collateral Assets at any time during the Availability Period;

(ii) at least one (1) Business Day prior to the date of any Optional Sale, the Servicer, on behalf of the Borrower, shall give the Administrative Agent and the Collateral Administrator written notice of such Optional Sale, which notice shall identify the related Collateral subject to such Optional Sale and the expected proceeds from such Optional Sale, indicate that such Optional Sale is a Permitted Rebalancing Sale if applicable, and include (x) a Borrowing Base Certificate and (y) a certificate of the Servicer substantially in the form of Exhibit F-3 requesting the release of the related Collateral Asset File in connection with such Optional Sale;

(iii) such Optional Sale shall be made by the Servicer, on behalf of the Borrower (A) in accordance with the Servicing Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);

(e) Notwithstanding the foregoing restrictions, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed if during the twelve (12) month period immediately following the Closing Date), the Borrower and/or any Permitted Subsidiary may effect an Optional Sale of Collateral Assets to the Borrower Parent and/or one or more of its Subsidiaries in connection with the overall ramping of the Borrower Parent’s asset portfolio (such sale, a “Permitted Rebalancing Sale”), which sales:

(i) shall not be subject to the limitations set forth in clauses (a)(i)(C) and (a)(i)(D) above (and any Collateral Assets sold pursuant to a Permitted Rebalancing Sale shall be excluded when calculating whether any other Optional Sale satisfies the limitations set forth in clauses (a)(i)(C) and (a)(i)(D) above);

(ii) shall be effected at a purchase price equal to the fair market value of the subject Collateral Assets, provided that the cash portion of the purchase price received by the Borrower and/or any such Permitted Subsidiary shall equal not less than the aggregate Borrowing Base Value of the subject Collateral Assets (and for the avoidance of doubt, any positive difference between the fair market value of such Collateral Assets and the aggregate Borrowing Base Value of such Collateral Assets shall be deemed to be a distribution by the Borrower to the Borrower Parent on account of the Borrower Parent’s limited partnership interest in the Borrower);

(iii) shall otherwise be subject to the requirements set forth in this Section 8.10 and the other requirements set forth in this Agreement; and

(iv) may be effected on not more than two (2) occasions after the Closing Date.

Section 8.11 Repurchase of Warranty Collateral Assets. (a) Notwithstanding anything in this Agreement to the contrary, in the event of a breach of Section 5.08(a), Section 5.19, Section 5.32, Section 8.04(k), Section 13.03 or the third sentence of Section 13.05(b) with respect to a Collateral Asset (or the Related Security and other related collateral constituting part of the Collateral related to such Collateral Asset), in each case, which breach occurs or was continuing on the date of the conveyance of such Collateral Asset to the Borrower (each such Collateral Asset, a “Warranty Collateral Asset”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Servicer and (y) receipt by the Servicer of written notice thereof given by the Administrative Agent (with a copy to each Lender), the Borrower shall convey such Warranty Collateral Asset to the Borrower Parent and repay Loans (first in the applicable Eligible Currency, then, to the extent proceeds are remaining, in another Eligible Currency designated by the Servicer) in an amount equal to (a) if no Default or Event of Default has occurred and is continuing, the amount necessary to cause the Total Outstandings as of such day to not exceed the Borrowing Base as of such day (excluding such Warranty Collateral Asset) or (b) otherwise, the Repurchase Amount of such Warranty Collateral Asset to which such breach relates, in each case, together with interest accrued on such Loans; provided that no such repayment shall be required to be made with respect to any Warranty Collateral Asset (and such Collateral Asset shall cease to be a Warranty Collateral Asset) if, on or before the expiration of such 30 day period, the representations and warranties set forth above with respect to such

(c) to acknowledge that the Lien of the Administrative Agent under any Loan Document does not encumber a Collateral Asset that has been sold by the Borrower for cash consideration and/or, in the case of a Permitted Rebalancing Sale, as a deemed distribution on account of the Borrower Parent’s limited partnership interest in the Borrower, if (i) any such cash consideration has been delivered into the Collection Account, (ii) the transfer of such Collateral Asset has not been or cannot be completed and (iii) the Borrower has settled such sale as a participation or similar arrangement (including settlement as a participation pending transfer).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.11 Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer under the Loan Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Loan Documents), ratably according to the outstanding amounts of their Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Administrative Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Loan Documents or any other document furnished in connection herewith or therewith.

Section 10.12 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent or the Collateral Administrator makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Secured Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent or the Collateral Administrator, as applicable, forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent or the Collateral Administrator, as applicable, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent or the Collateral Administrator, as applicable, in accordance with banking industry rules on interbank

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Total Commitment[1]		Applicable Percentage
Bank of America, N.A.	$	~~500,000,000~~1,000,000,000	100.000000000%
Total			100.000000000%

[1]

On any Business Day during the Availability Period, so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower may provide a written request (an “Increase Request”) to the Administrative Agent and the Lenders for an increase in the Commitment of one or more Lenders (which written request may be made by e-mail) in an amount such that the Aggregate Commitments do not exceed $~~500,000,000~~1,000,000,000. The Administrative Agent and each applicable Lender shall have the right, acting in its sole and absolute discretion, to approve or reject any Increase Request (including, for the avoidance of doubt, the right to approve only a portion of the amount requested in any such Increase Request), which approval may be conditioned on one or more conditions precedent in its sole discretion. If the Administrative Agent and such Lender approves an Increase Request (in whole or in part), the Administrative Agent and such Lender shall notify the Borrower, which notification may be made by e-mail, of the increase in the Commitment of such Lender approved by the Lender and the Administrative Agent and the effective date thereof.

Sch. 2.01-1